                                                                    EXHIBIT 99.2



NEWS                                                     FOR FURTHER INFORMATION

FOREST OIL CORPORATION                                CONTACT: DONALD H. STEVENS
1600 BROADWAY, SUITE 2200                           VICE PRESIDENT AND TREASURER
DENVER, COLORADO 80202                                            (303) 812-1500

FOR IMMEDIATE RELEASE


                                   FOREST OIL
                       ANNOUNCES 2001 OPERATIONAL RESULTS

DENVER, COLORADO - FEBRUARY 13, 2002 - - Forest Oil Corporation (NYSE:FST) (Forest) today announced operational results for 2001 and upcoming projects for its North American and International operations.

RESERVE ADDITIONS AND CAPITAL ACTIVITIES

As previously announced, Forest had year-end 2001 estimated proved oil and gas reserves of 828 billion cubic feet of natural gas (bcf) and 119.5 million barrels of liquids for a total of 1,545 bcfe. All of the Company's proved oil and gas reserves are located in North America. In 2001, discoveries and extensions were 445 bcfe, replacing 259 percent of production for the year. The Company's 2001 reserves are 12 percent greater than the previous year, despite property sales during 2001 of 99 bcfe which represents approximately 7 percent of the total 2000 reserve base. During 2001, the Company spent approximately $565 million on operations capital expenditures and received proceeds from the sale of properties of approximately $153 million, for net capital expenditures of $412 million.

During 2001, Forest drilled a total of 120 wells (108 exploratory and 12 development) and achieved an 88 percent success rate with 60 percent of the capital expenditures dedicated to exploratory and 40 percent to development activity. Peak rig activity during 2001 reached 28 rigs in the third quarter of 2001 and has currently dropped to 12 rigs (combined operated and non-operated).

In 2002, Forest plans to drill 24 exploratory wells utilizing approximately 31 percent of the 2002 capital budget. The Company plans to devote the remaining 69 percent of the budget to development activities and the construction of facilities. Approximately 50 percent of the Company's capital budget for 2002 will be dedicated to projects in the Cook Inlet, Alaska.


PRODUCTION

During the fourth quarter, the Company's daily production averaged 456 mmcfe/d, as compared to 507 mmcfe/d for the same period in 2000. The daily production for fourth quarter 2001 compared to the same period in 2000 by business unit is as follows:

BUSINESS UNIT (MMCFE/D)           2001           2000
                                  ----           ----
Gulf of Mexico Offshore            227            297
Gulf of Mexico Onshore              39             32
Western                             62             75
Alaska                              73             50
Canada                              55             53
                                  ----           ----
TOTAL                              456            507

ALASKA

For the full year 2001, the Alaska Business Unit completed 11 of 11 wells for a 100 percent success rate.

~ REDOUBT SHOAL (100% WORKING INTEREST)

Redoubt #4 currently is directionally drilling at 19,025 feet. This will be the deepest directional well drilled in the Cook Inlet to date. This well will define the eastern limit for this field. Shallow gas pay was logged in the Tyonek interval, which is correlative to the gas sand tested earlier this year in the Redoubt #3 at 8 mmcf/d. The Company is proceeding with the development of this field.

~ TRADING BAY FIELD (46.8% WORKING INTEREST)

The A-15RD well currently is drilling from the Monopod Platform at a depth of 12,013 feet. This well is a follow up to the highly successful K-13RD horizontal well, which at year-end 2001 was producing in excess of 6,000 barrels of oil per day (bbls/d).

~ COSMOPOLITAN PROSPECT (25% WORKING INTEREST)

The Hansen #1 wildcat test was drilled to a total depth of 18,630 feet. It is currently testing the Hemlock and lower Tyonek intervals.

CANADA

For the full year 2001, Canadian Forest Oil completed 17 of 20 wells for an 85 percent success rate.

THE FOOTHILLS

Forest drilled a total of 19 wells in the Cutpick, Narraway, Ojay and Waterton areas with a 90 percent success rate. Two wells are currently drilling. One is being completed and another is being tied into the sales pipeline. The Company increased activity in the fourth quarter to take advantage of the winter access.

During fourth quarter 2001, the Company also added 6,325 net acres to its Foothills inventory, bringing the total position to over 40,000 net acres.

The most significant event in this area occurred in February 2002, when the Narraway Field came on stream ahead of schedule. Four wells are currently producing a gross volume of 20 mmcf/d with one well remaining to be tied into the pipeline and another well completing.

NORTHWEST TERRITORIES

~ FT. LIARD AREA  (33% - 65% WORKING INTEREST)

The Company's farmout to Anadarko commenced in fourth quarter 2001 with the 2-D and 3-D seismic operations underway.

~  MATTSON AREA (33.33% WORKING INTEREST)

The a-96-J Maxhamish wildcat spudded in January 2002, and is currently drilling in the objective interval. The well is expected to reach total depth by end of February 2002 and upon successful testing will be tied-in for immediate production.


GULF OF MEXICO OFFSHORE

For the full year 2001, the Offshore Business Unit completed 41 of 49 wells for an 84 percent success rate. Most of this activity was performed during the first three quarters of the year.

On November 30, 2001, the Company closed its transaction with Unocal for properties in the South Marsh Island and Vermilion areas. The fourth quarter production volumes reflect the working interest being sold to Unocal commencing December 1, 2001. Forest received an adjusted purchase price of $118 million and retained a 50 percent interest in the properties. Unocal took over operations and control of the jointly owned properties on January 1, 2002.

~ WEST CAMERON 110 (38% WORKING INTEREST)

The West Cameron 110 #16 was drilled to total depth of 12,873 feet and logged 250 feet of gas pay in 9 sand intervals during the fourth quarter of 2001. The well was tested at a rate of 13.7 mmcf/d. A satellite platform was installed and, in February 2002, the well tied into sales.

~ EAST BREAKS 164  (100% WORKING INTEREST)

Forest's first deepwater well, EB 164 #2, was a sub-sea completion which was tied into the host platform in October 2001. The current production rate is 15 mmcf/d.

~ EUGENE ISLAND 53 (100% WORKING INTEREST)

The Eugene Island 53 #12 Miocene completion was tied in to sales in November 2001 at a rate of 12 mmcf/d.


GULF COAST ONSHORE

For the year 2001, the Gulf Coast Onshore Business Unit completed 8 of 9 wells for an 89 percent success rate.

~ MCALLEN RANCH FIELD, TEXAS (50% WORKING INTEREST)

The field exploitation program continued in 2001 with the McAllen #36 and #38 wells. The McAllen #38 was a successful step out well. The wells were completed during the third quarter 2001 and are currently producing at a combined rate of 6 mmcfe/d.

~ BONUS FIELD, TEXAS (82% WORKING INTEREST)

Forest initiated a drilling program at the Bonus Field during second quarter 2001. Initial production occurred during September 2001. A total of four wells were drilled and completed as commingled producers from Wilcox Sands. The gross field production was increased to over 26 mmcfe/d at year-end. Peak rate reached 37 mmcfe/d during fourth quarter 2001.

~ S.E. TIGRE LAGOON FIELD, TEXAS (78% WORKING INTEREST)

The E. Broussard Heirs #1 exploratory well was drilled to 14,153 feet and logged 90 feet of gas pay in four Miocene Sands. The initial completion was made in the Plan 8 Sand and the well was placed on production in October 2001. The well was producing 4.1 mmcfe/d with 7,000 psi FTP at year-end 2001.

~ KATY FIELD, TEXAS (53.3% WORKING INTEREST)

Drilling operations on the Upper Wilcox were started with an exploitation well during December 2001. This is the first drilling activity in the Katy Field since 1990. The well has logged pay in two of the Upper Wilcox field pays. The lower-most fracture stimulated completion is flowing at 4.3 mmcfe/d with 3,100 psi FTP. Forest currently plans to commingle this with a second pay sand following fracture treatment.

WESTERN REGION

For the full year 2001, the Western Business Unit completed 26 of 27 wells for a 96 percent success rate.

~ WILD ROSE, WYOMING (100% WORKING INTEREST)

Forest drilled and completed five 11,000 foot Lewis and Almond wells in fourth quarter 2001. These are the first wells in an expected 15-30 well program that the Company is continuing in 2002. Each well had initial producing rates ranging from 1-2 mmcfe/d.

~ EAST ECHO SPRINGS, WYOMING (25% WORKING INTEREST)

Forest participated in three successful 11,000 foot Lewis wells. The wells began production in January 2002 at average rates of 2.5 mmcfe/d.

~ EAST APACHE FIELD, OKLAHOMA (43%-83% WORKING INTEREST)

Two 20,000-foot Springer sand development wells were drilled in 2001 in the East Apache Field. Both wells are currently being completed and should begin production by the end of February 2002 with expected gross rates of 6-10 mmcfe/d per well.

~ WEST TEXAS (92% WORKING INTEREST)

The Ophal Dunlap #18-1 was completed in October 2001 in the fractured Wolfcamp with an initial rate of 7.8 mmcfe/d. The well has declined to a current rate of
1.0 mmcfe/d. Additional upper pay is expected to be perforated to increase the producing rate to 4-8 mmcfe/d.


INTERNATIONAL

~ IBHUBESI, SOUTH AFRICA (70% WORKING INTEREST)

Commercialization efforts continue with the primary focus directed onto two offtake agreements which are expected to be concluded in 2002 and may be sufficient to commercialize the reserves. Forest is currently negotiating gas sales agreements, and does not expect to book any reserves until these agreements are concluded and the project is determined to be commercially viable. Forest has engaged a third party to perform reserve estimates based on its 2000 - 2001 drilling program and other work currently in progress.

EARNINGS RELEASE AND TELECONFERENCE CALL

Forest Oil Corporation will release year-end results on Wednesday, February 13, 2002, after market close. The Company's management will hold a teleconference call on Thursday, February 14, 2002, at 11:00 a.m. EST (9:00 MST) to review the year-end 2001 results. If you would like to participate, please call 888/781-5307 (for U.S./Canada) and 706/634-0611 (for International) and request the Forest Oil teleconference.

A replay will be available from Thursday, February 14th through Friday, February 22nd. You may access the replay by dialing toll free 800/642-1687 (for U.S./Canada) and 706/645-9291 (for International), reservation #2853562. Please note that the reservation number is not needed to access the teleconference, only the replay.

FORWARD-LOOKING STATEMENTS

This news release contains certain statements that may be regarded as "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that the Company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's examination of historical operating trends and its current belief as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and production and sale of oil and gas. These risks include, but are not limited to price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production and reserves, and other risks as described in Forest's 2000 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

                                  * * * * * *

Forest Oil Corporation is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in the Gulf of Mexico, Louisiana, Texas and Alaska, and in Canada in Alberta and the Northwest Territories. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about the Company please visit our website at www.ForestOil.com.

                                      # # #

February 13, 2002